Exhibit 21

Subsidiaries of the Registrant

1.	Gresham Worldwide, Inc., a Delaware corporation

2.	Ault Alliance, Inc., a Delaware corporation

3.	Coolisys Technologies, Inc., a Delaware corporation

4.	Microphase Corporation, a Delaware corporation

5.	FlexiSphere Acquisition Corp., a Delaware corporation

6.	Digital Farms, Inc., a Delaware corporation

7.	Digital Power Corporation, a Delaware corporation

8.	Digital Power Lending, LLC, a California limited liability company

9.	Gresham Power Electronics Ltd. (f/k/a/ Digital Power Limited), a company organized under the laws of England and Wales

10.	Coolisys Technologies Corp., a Nevada corporation

11.	I. AM Inc., a Nevada corporation

12.	It’sLikeFashion.com, Inc., Inc., a Delaware corporation

13.	Flashpoint Digital Media, LLC, a Delaware limited liability company

14.	Enertec Systems 2001 Ltd., an Israeli corporation

15.	Relec Electronics Ltd., a company organized under the laws of England and Wales

16.	Tansocial, LLC, a Delaware limited liability company.

17.	Tabard Holdings Inc., a Delaware corporation